Exhibit 4.2

October 28, 2022

Re. Vivakor, Inc. – Exchange of Shares for Cancellation of Note Principal

Ladies and Gentlemen:

On August 1, 2022, Vivakor, Inc. (the “Company”), Jorgan Development, LLC, a Louisiana limited liability company (“Jorgan”) and JBAH Holdings, LLC, a Texas limited liability company ("JBAH" and, together with Jorgan, the "Sellers"), as the equity holders of Silver Fuels Delhi, LLC, a Louisiana limited liability company (“SFD”) and White Claw Colorado City, LLC, a Texas limited liability company (“WCCC”) closed on a Membership Interest Purchase Agreement among them dated June 15, 2022 (the “MIPA”). In accordance with the terms of the MIPA, the Company acquired all of the issued and outstanding membership interests in each of SFD and WCCC (the “Membership Interests”), making SFD and WCCC wholly owned subsidiaries of the Company. The purchase price for the Membership Interests was approximately $37.4 million, subject to post-closing adjustments, and was paid by the Company to the Sellers in a combination of 3,009,552 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) valued at an aggregate of $4,278,655, (the “Purchaser Stock Consideration”), secured three-year promissory notes in the aggregate principal amount of $28,664,284 (the “Notes”), and the assumption of certain liabilities of SFD and WCCC. The shares of Common Stock comprising the Purchaser Stock Consideration represented 19.99% of the number of issued and outstanding shares of the Company’s Common Stock immediately prior to issuance and were valued at the volume-weighted average price for the Company’s Common Stock on Nasdaq during the five trading days immediately preceding the closing date.

On the date hereof, the Company and James Ballengee, the principal owner and manager of the Sellers, entered into an Executive Employment Agreement (the “Employment Agreement”), setting forth the terms for Mr. Ballengee’s employment as the Company’s Chief Executive Officer (the “Ballengee Appointment”). In connection with the Ballengee Appointment, the Company and Ballengee have agreed to certain amendments and modifications to the Notes, as set forth herein.

As soon as is practicable, following and subject to the approval of the Company’s shareholders, and provided there are no applicable prohibitions under the rules of The Nasdaq Capital Market or other restrictions, the Company will issue 7,042,254 restricted shares of the Company’s common stock (the “Note Payment Shares”) in exchange for the forgiveness and cancellation of $10,000,000 of principal under the Notes on pro rata basis, reflecting a conversion price of $1.42 per share, as of the date hereof (the “Note Payment”). 6,971,831 shares will be issued to Jorgan and $9,900,000 of principal owed to Jorgan will be cancelled. 70,423 shares will be issued to JBAH and $100,000 of principal owed to JBAH will be cancelled.

No later than thirty (30) days following the date the Note Payment and the Note Payment Shares are approved by the Company’s shareholders, the Company shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 or any other available form (the "Registration Statement") for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time all of the Note Payment Shares. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as possible after filing (the date on which the Registration Statement becomes effective, the "Effectiveness Date"). During the period beginning on the Effectiveness Date and for a period of one (1) year following the Effectiveness Date, the Company shall use its reasonable best efforts to keep the Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another registration statement meeting the requirements of this paragraph is available, under the Securities Act at all times until all of the Note Payment Shares have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement. The Registration Statement filed with the SEC pursuant to this paragraph shall contain a prospectus in such form as to permit the holders to sell such pro rata portion of the Note Payment Shares pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effectiveness Date, and shall provide that the Note Payment Shares may be sold pursuant to any method or combination of methods legally available to, and requested by, the holders.

Once the Registration Statement is declared effective by the SEC, the Note Payment will count against the Threshold Payment Amount, as defined in the Notes and the MIPA.

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The parties agree and acknowledge that, other than as expressly set forth above, the Notes, MIPA and other transaction documents (“Transaction Documents”) will not be changed and will remain in full force and effect, and neither the Ballengee Appointment, nor the terms of the Employment Agreement or execution thereof or performance thereunder shall have any effect on the Notes, MIPA or Transaction Documents. The terms and provisions of Articles IX and X of the MIPA shall apply to this letter agreement, mutatis mutandis.

Very truly yours,

VIVAKOR, INC.

/s/ Tyler Nelson

Name: Tyler Nelson

Title: Chief Financial Officer

Accepted, acknowledged, entered into and agreed as of the date first set forth above:

JORGAN DEVELOPMENT, LLC

/s/ James Ballengee

Name: James Ballengee

Title: Manager

JBAH HOLDINGS, LLC

/s/ James Ballengee

Name: James Ballengee

Title: Manager

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